Exhibit 3.1

ARTICLES OF INCORPORATION OF

FRANKLIN BSP REAL ESTATE DEBT, INC.

ARTICLE I

INCORPORATOR

I, Micah Goodman, whose address is 1345 Avenue of the Americas, Suite 32A, New York, New York 10105, being a natural person over the age of eighteen, am hereby serving as the incorporator of and forming a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is Franklin BSP Real Estate Debt, Inc. (the “Corporation”).

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Maryland General Corporation Law (the “MGCL”) as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Corporation may have such offices or places of business within or outside the State of Maryland as the board of directors of the Corporation may from time to time determine.

ARTICLE V

BOARD OF DIRECTORS

The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the “Board of Directors”). The number of directors initially shall be one (1), which number may thereafter be increased or decreased by the Board of Directors then in office from time to time; however, the total number of directors shall be not less than one (1) and not more than fifteen (15). The name of the director who shall serve until the first meeting and until his successor is duly elected and qualifies is Micah Goodman.

ARTICLE VI

STOCK

The total number of shares of stock of all classes which the Corporation shall have authority to issue is 100,000 shares of Common Stock, $0.001 par value per share, and having an aggregate par value of $100. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has the authority to issue.

The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or bylaws of the Corporation.

ARTICLE VII

LIABILITY OF DIRECTORS AND OFFICERS

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

IN WITNESS WHEREOF, these articles have been executed on this 22nd day of May 2024, by the undersigned incorporator, who acknowledges that this document is his act, that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

/s/ Micah Goodman
Micah Goodman, Incorporator